Exhibit 99.1
PHILIP MORRIS INTERNATIONAL ANNOUNCES AGREEMENT IN PRINCIPLE
TO ACQUIRE ADDITIONAL 30% STAKE IN MEXICAN TOBACCO BUSINESS
FROM GRUPO CARSO
Transaction valued at USD 1.1 billion
Lausanne, Switzerland — July 18, 2007 — Philip Morris International Inc. (PMI) announced today that it has reached an agreement in principle to acquire an additional 30% stake in its Mexican tobacco business from its joint venture partner, Grupo Carso, S.A.B. de C.V.
PMI currently holds a 50% stake in its Mexican tobacco business and this transaction would bring PMI’s stake to 80%. Grupo Carso would retain a 20% stake in the business as part of this reorganization. The acquisition is part of PMI’s strategy to pursue business growth both organically and through business development opportunities.
The transaction has a value of approximately USD 1.1 billion and is expected to be completed later this year, subject to execution of definitive agreements and customary regulatory approvals.
“Today’s announcement demonstrates our ongoing commitment to Mexico and our confidence in the future of our business in Latin America,” said Andre Calantzopoulos, President and CEO of PMI. “Our relationship with Grupo Carso and its founder, Carlos Slim Helú, has proven to be extremely successful and we look forward to further growth of our business in Mexico,” added Miroslaw Zielinski, President for the PMI Latin America and Canada region.
Total cigarette industry volume in Mexico was approximately 48 billion units in 2006. PMI’s flagship brand, Marlboro, had a 47.8% share and PMI’s total market share in Mexico was 63.5% in 2006.
Carlos Slim Helú will continue to serve as an advisor to Philip Morris Mexico, S.A. de C.V. and will remain an active partner in our Mexican tobacco business.
Philip Morris International Inc.
Philip Morris International, based in Lausanne, Switzerland, held a 15.4% share of the international cigarette market in 2006. Its brands, led by Marlboro and L&M, are sold in over 160 countries around the world. Philip Morris International is an operating company of Altria Group, Inc. For more information, see www.philipmorrisinternational.com.

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